EXHIBIT 99.1

Thursday, July 23, 2026

Contact:	Jason Long, CFO
(804) 843-2360

C&F Financial Corporation

Announces Net Income for Second Quarter and First Six Months

Toano, Va., July 23, 2026—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the holding company for C&F Bank, today reported consolidated net income of $8.6 million for the second quarter of 2026, an increase of 11.1 percent, compared to $7.8 million for the second quarter of 2025. The Corporation reported consolidated net income of $15.4 million for the first six months of 2026, an increase of 17.2 percent, compared to $13.2 million for the first six months of 2025.

Included in net income for the second quarter and first six months of 2026 were the effects of the sale of an equity interest in Bearing Insurance Group, LLC (the “Bearing equity interest”), resulting in a pre-tax gain of $8.3 million, and a securities portfolio restructuring (the “Portfolio Restructuring”), which resulted in a pre-tax loss of $7.1 million.  Adjusted net income, a non-GAAP measure, increased $116,000, or 1.5 percent, and $1.5 million, or 11.5 percent, for the second quarter and first six months of 2026, respectively, compared to the same periods of 2025, which excludes the effects of the items mentioned above. The following table presents selected financial performance highlights for the periods indicated:

	For The Quarter Ended			For the Six Months Ended
Consolidated Financial Highlights (unaudited)	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Consolidated net income (000's)	$8,626	$6,794	$7,767	$15,420	$13,162

Adjusted net income[1]	$7,883	$6,794	$7,767	$14,677	$13,162

Earnings per share - basic and diluted	$2.63	$2.08	$2.37	$4.71	$4.03
Adjusted earnings per share - basic and diluted[1]	$2.40	$2.08	$2.37	$4.48	$4.03

Annualized return on average assets (ROA)	1.23%	0.97%	1.18%	1.10%	1.01%
Adjusted annualized ROA[1]	1.13%	0.97%	1.18%	1.05%	1.01%
Annualized return on average equity (ROE)	12.75%	10.19%	13.06%	11.48%	11.23%
Adjusted annualized ROE[1]	11.65%	10.19%	13.06%	10.92%	11.23%
Annualized return on average tangible common equity (ROTCE)[1]	14.08%	11.28%	14.70%	12.69%	12.72%
Adjusted annualized ROTCE[1]	12.86%	11.28%	14.70%	12.08%	12.72%

________________________

1 The Corporation uses non-GAAP measures of financial performance, including adjusted net income, adjusted earnings per share, adjusted annualized ROA, adjusted annualized ROE, annualized ROTCE and adjusted annualized ROTCE, to provide meaningful information about operating performance to investors by excluding the effects of certain items that management does not expect to have an ongoing impact on consolidated net income.  Each of the non-GAAP measures listed in the prior sentence, for the second quarter and first six months of 2026, exclude the effects of the sale of the Bearing equity interest and the Portfolio Restructuring. For more information about these non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

“We are pleased with our second quarter results,” said Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation. “Strong loan growth in our community banking segment, increased mortgage originations in our mortgage banking segment, and margin expansion contributed to solid adjusted earnings for the quarter and first half of the year. In addition, our strategic initiatives to expand our geographic footprint into Southwest Virginia and restructure our securities portfolio are already generating positive results, and we expect these initiatives to continue supporting our performance over time.”

Key highlights for the second quarter and first six months of 2026 are as follows.

●	Community banking segment loans grew $65.9 million, or 8.3 percent annualized, and $125.9 million, or 8.2 percent, compared to December 31, 2025 and June 30, 2025, respectively;
●	Consumer finance segment loans decreased $7.7 million, or 3.3 percent annualized, and $4.8 million, or 1.0 percent, compared to December 31, 2025 and June 30, 2025, respectively;
●	Deposits increased $19.6 million, or 1.7 percent annualized, and $109.0 million, or 4.8 percent, compared to December 31, 2025 and June 30, 2025, respectively. A portion of the increases in deposits compared to June 30, 2025 was due to the wind-down of the repurchase agreement program with certain commercial deposit customers during the third quarter of 2025. The balance of these repurchase agreements was $20.6 million at June 30, 2025;
●	Consolidated annualized net interest margin was 4.41 percent for the second quarter of 2026 compared to 4.27 percent for the second quarter of 2025 and 4.27 percent for the first quarter of 2026;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 2.21 percent and 2.60 percent of average total loans for the second quarter and first six months of 2026, respectively, compared to 2.19 percent and 2.42 percent for the same periods of 2025 and 2.98 percent for the first quarter of 2026;
●	Mortgage banking segment loan originations increased $20.2 million, or 9.5 percent, to $233.7 million for the second quarter of 2026 compared to the second quarter of 2025;
●	During the second quarter of 2026, the community banking segment completed the sale of its membership interest in Bearing, resulting in a pre-tax gain of $8.3 million. Following the sale of Bearing, the community banking segment executed a strategic restructuring of a portion of its securities portfolio, resulting in a pre-tax loss of $7.1 million. The community banking segment sold securities with a book value of $72.6 million and purchased approximately $67.8 million of securities;
●	Following the 2025 opening of a loan production office in Roanoke, the community banking segment continued its growth in Southwest Virginia with the opening of a retail branch in Roanoke; and
●	The Corporation continued its expansion into the western part of Virginia with the July 2026 announcement of the hiring of a veteran lender in Lynchburg, Virginia.

Community Banking Segment.  The community banking segment reported net income of $8.2 million and $15.3 million for the second quarter and first six months of 2026, respectively, compared to $7.1 million and $12.6 million for the same periods of 2025 due primarily to:

●	higher interest income resulting from higher average balances of loans, securities and cash reserves and higher average interest rates on securities; and
●	a pre-tax gain of $8.3 million on the sale of the Bearing equity interest in the second quarter of 2026, reported in investment income from other equity interests;

partially offset by:

●	higher salaries and employee benefits due primarily to the addition of a seasoned lending team with the expansion into Southwest Virginia in the third quarter of 2025, annual compensation adjustments, and increased employee incentive accruals associated with improved financial performance;
●	a strategic restructuring of a portion of its securities portfolio in the second quarter of 2026, which resulted in a pre-tax loss of $7.1 million, reported in net loss on sales of available for sale securities; and
●	higher provision for losses due primarily to the reversal of a specific reserve in the second quarter of 2025 upon the resolution of a nonperforming commercial real estate loan.

Adjusted net income for the community banking segment, which excludes the effects of the sale of the Bearing equity interest and the Portfolio Restructuring, was $7.4 million and $14.5 million for the second quarter and first six months of 2026, respectively, compared to $7.1 million and $12.6 million for the same periods in 2025. Adjusted net income for the community banking segment increased $314,000 and $2.0 million for the second quarter and first six months of 2026, respectively, compared to the same periods in 2025 due primarily to the items discussed above.

Average loans increased $132.2 million, or 8.8 percent, for the second quarter of 2026 and increased $133.7 million, or 9.0 percent, for the first six months of 2026 compared to the same periods of 2025 due primarily to growth in the commercial real estate and land acquisition and development segments of the loan portfolio. Average deposits increased

$149.4 million, or 6.7 percent, for the second quarter of 2026 and increased $164.9 million, or 7.5 percent, for the first six months of 2026 compared to the same periods of 2025 due primarily to higher balances of time deposits and savings and money market deposits. A portion of the increase in average deposits was due to the wind-down of the repurchase agreement program with certain commercial deposit customers during the third quarter of 2025. The average balance of those repurchase agreements was $23.9 million during the second quarter of 2025.

Average interest-earning asset yields were higher for the second quarter and first six months of 2026 compared to the same periods of 2025 due primarily to higher average interest rates on securities available for sale. In the Portfolio Restructuring, the community banking segment sold $72.6 million in book value of securities with a weighted average yield of 1.40% and representing approximately 14.7% of the entire securities portfolio, and purchased approximately $67.8 million of securities with a weighted average yield of 4.70%. Average costs of interest-bearing deposits were lower for the second quarter and the first six months of 2026 compared to the same periods of 2025 due primarily to a decrease in average interest rates paid on time deposits.

The community banking segment’s nonaccrual loans were $1.2 million at June 30, 2026 and $1.1 million at December 31, 2025. The community banking segment recorded provision for credit losses of $150,000 and $450,000 for the second quarter and first six months of 2026, respectively, compared to net reversals of provision for credit losses of $300,000 and $200,000 for the same periods of 2025. At June 30, 2026 the allowance for credit losses was $17.6 million compared to $17.4 million at December 31, 2025. The allowance for credit losses as a percentage of total loans decreased to 1.06 percent at June 30, 2026 from 1.10 percent at December 31, 2025 due primarily to changes in the forecast of key credit loss model assumptions, which includes the forecast of the national unemployment rate derived from the Federal Open Market Committee of the Federal Reserve Board. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $1.1 million and $2.0 million for the second quarter and first six months of 2026, respectively, compared to $985,000 and $1.4 million for the same periods of 2025 due primarily to:

●	higher gains on sales of loans and higher mortgage banking fee income due to higher volume of mortgage loan originations; and
●	higher mortgage lender services fee income;

partially offset by:

●	higher variable expenses tied to mortgage loan origination volume such as commissions and bonuses, reported in salaries and employee benefits, and higher loan processing and collection expenses.

Mortgage banking segment loan originations increased 9.5 percent and 26.3 percent for the second quarter and first six months of 2026, respectively, compared to the same periods of 2025 as the mortgage interest rate environment was generally more favorable during the 2026 periods than the comparable periods of 2025, which led to an increase in both purchases and refinancings. Mortgage loan originations for the mortgage banking segment were $233.7 million for the second quarter of 2026, comprised of $209.3 million home purchases and $24.4 million refinancings, compared to $213.5 million for the second quarter of 2025, comprised of $197.2 million home purchases and $16.3 million refinancings. Mortgage loan originations for the mortgage banking segment were $413.3 million for the first six months of 2026, comprised of $351.8 million home purchases and $61.5 million refinancings, compared to $327.3 million for the first six months of 2025, comprised of $298.9 million home purchases and $28.4 million refinancings. Mortgage loan segment originations include originations of loans sold to the community banking segment, at prices similar to those paid by third-party investors. These transactions are eliminated to reach consolidated totals.

Through the Lender Solutions division of the mortgage banking segment, mortgage lender services fee income is derived from providing mortgage origination functions to third-party mortgage lenders for a fee. Mortgage lender services fee income increased to $969,000 and $1.8 million for the second quarter and first six months of 2026, respectively, compared to $762,000 and $1.3 million for the same periods of 2025 due primarily to increased mortgage loan volume in the industry.

During the second quarter and first six months of 2026, the mortgage banking segment recorded net reversals of provision for indemnification losses of $25,000 and $60,000, respectively, compared to net reversals of provision for indemnification losses of $35,000 and $60,000 in the same periods of 2025. The allowance for indemnifications was $1.1 million and $1.2 million at June 30, 2026 and December 31, 2025, respectively. Management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $538,000 and $457,000 for the second quarter and first six months of 2026, respectively, compared to net income of $539,000 and $765,000 for the same  periods of 2025 due primarily to:

●	higher provision for credit losses due primarily to higher net charge-offs;

partially offset by:

●	lower interest expense allocation on borrowings from the community banking segment as a result of lower average interest rates;

Average loans decreased $4.7 million, or 1.0 percent, for the second quarter of 2026 and decreased $2.9 million, or less than one percent, for the first six months of 2026, compared to the same periods in 2025 due primarily to a decrease in marine and recreational vehicle loans as the third party administrator of that program significantly decreased sales of those loans to outside parties during 2025, which led to the consumer finance segment ending future purchases under the program during the third quarter of 2025. The marine and recreational vehicle portfolio is expected to run off over time, subject to normal repayment activity and credit performance. The consumer finance segment experienced net charge-offs at an annualized rate of 2.60 percent of average total loans for the first six months of 2026 compared to 2.42 percent for the first six months of 2025 due primarily to a mix shift in the portfolio as the marine and recreational vehicle loans balance continued to decrease. At June 30, 2026, total delinquent loans as a percentage of total loans was 3.56 percent compared to 4.38 percent at December 31, 2025 and 3.81 percent at June 30, 2025.

The consumer finance segment, at times, offers payment deferrals as a portfolio management technique to achieve higher ultimate cash collections on select loan accounts. Average amounts of payment deferrals of automobile loans on a monthly basis, which are not included in delinquent loans, were 1.40 percent and 1.37 percent of average automobile loans outstanding during the second quarter and first six months of 2026, respectively, compared to 1.73 percent and 1.74 percent during the same periods of 2025 and 1.34 percent during the first quarter of 2026.

The allowance for credit losses was $22.1 million, or 4.83 percent of total loans, at June 30, 2026 compared to $22.3 million, or 4.79 percent of total loans, at December 31, 2025. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected. If loan performance deteriorates resulting in further elevated delinquencies or net charge-offs, the provision for credit losses may increase in future periods.

Liquidity. The objective of the Corporation’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of June 30, 2026, the Corporation’s uninsured deposits were approximately $726.4 million, or 30.7 percent of total deposits. Excluding intercompany cash holdings and municipal deposits, which are secured with pledged securities, amounts uninsured were approximately $560.9 million, or 23.7 percent of total deposits as of June 30, 2026. The Corporation’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks and nonpledged securities available for sale, were $401.9 million and borrowing availability was $669.8 million as of June 30, 2026, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $510.8 million as of June 30, 2026.

In addition to deposits, the Corporation utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta (FHLB) may be used to fund the Corporation’s day-to-day operations. Total borrowings increased to $118.2 million at June 30, 2026 from $113.3 million at December 31, 2025 due primarily to an increase in FHLB advances during the first six months of 2026 that were used to help fund loan growth.

Additional sources of liquidity available to the Corporation include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities, the issuance of brokered certificates of deposit and the capacity to borrow additional funds.

Capital and Dividends.  During the second quarter of 2026, the Corporation declared a quarterly cash dividend of 48 cents per share. This dividend, which was paid to shareholders on July 1, 2026, represents a payout ratio of 18.3 percent of earnings per share for the second quarter of 2026. The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital levels and requirements, and expected future earnings.

Total consolidated equity increased $16.0 million at June 30, 2026 compared to December 31, 2025 due primarily to net income and lower unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive income, partially offset by dividends paid on the Corporation’s common stock. The Corporation’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest. Unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or C&F Bank. The accumulated other comprehensive loss related to the Corporation’s securities available for sale, net of deferred income taxes, decreased to $6.7 million at June 30, 2026 compared to $10.2 million at December 31, 2025 due primarily to the Portfolio Restructuring in the second quarter of 2026.

As of June 30, 2026, C&F Bank was categorized as well capitalized under the FDIC’s regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at June 30, 2026, C&F Bank was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, C&F Bank must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules.  The Corporation and C&F Bank exceeded these ratios at June 30, 2026. For additional information, see “Capital Ratios” below.  The above mentioned ratios are not impacted by unrealized losses on securities available for sale. In the event that all of these unrealized losses become realized into earnings, the Corporation and C&F Bank would both continue to exceed minimum capital requirements, including the capital conservation buffer, and be considered well capitalized.

The Corporation has a share repurchase program, effective January 1, 2026 through December 31, 2026, that was authorized by the Board of Directors to repurchase up to $5.0 million of the Corporation’s common stock (the 2026 Repurchase Program). During the second quarter of 2026, the Corporation repurchased 4,095 shares, or $312,000 of its common stock under the 2026 Repurchase Program.

About C&F Financial Corporation.  The Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $78.12 per share on July 22, 2026.  At June 30, 2026, the book value per share of the Corporation was $85.46 and the tangible book value per share was $77.45.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 32 banking offices and five commercial loan offices located throughout Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia and the surrounding states. C&F Finance Company provides automobile loans through indirect lending programs offered primarily in the Mid-Atlantic, Midwest and Southern United States from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted return on average assets, adjusted return on average equity, net tangible income attributable to the Corporation, return on average tangible common equity (ROTCE), adjusted ROTCE, tangible book value per share, price to tangible book value ratio, and the following fully-taxable equivalent (FTE) measures: interest and fees on loans-FTE, interest and dividends on securities-FTE, total interest income-FTE and net interest income-FTE. Interest on tax-exempt loans and securities is presented on a taxable-equivalent basis (which converts the income on loans and investments for which no income taxes are paid to the equivalent yield as if income taxes were paid) using the federal corporate income tax rate of 21 percent that was applicable for all periods presented.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to, or more important than, GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below in the “Reconciliation of Certain Non-GAAP Financial Measures,” “Fully Taxable Equivalent Net Interest Income” and “Tangible Book Value Per Share” tables.

Forward-Looking Statements.  This press release contains statements concerning the Corporation’s expectations, plans, objectives or beliefs regarding future financial performance and other statements that are not historical facts, which may constitute “forward-looking statements” as defined by federal securities laws. Forward-looking statements generally can be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “might,” “will,” “intend,” “target,” “should,” “could,” or similar expressions, are not statements of historical fact, and are based on management’s beliefs, assumptions and expectations regarding future events or performance as of the date of this press release, taking into account all information currently available. These statements may include, but are not limited to: statements made in Mr. Cherry’s quotation and statements regarding expected future operations and financial performance; expected trends in yields on loans; expected future recovery of investments in debt securities; future dividend payments and share repurchases; deposit trends; charge-offs and delinquencies; changes in cost of funds and net interest margin and items affecting net interest margin; strategic business initiatives, including our expansion into Southwest Virginia, and the anticipated effects thereof; the securities Portfolio Restructuring, including the anticipated benefits therefrom; expected impact of unrealized losses on earnings and regulatory capital of the Corporation or C&F Bank; mortgage loan originations; competition; our loan portfolio; our digital services; the adoption of artificial intelligence; improving operational efficiencies; expectations regarding the runoff of the marine and recreational vehicle portfolio; technology initiatives; our diversified business strategy; asset quality; credit quality; adequacy of allowances for credit losses and the level of future charge-offs; market interest rates and housing inventory and resulting effects on mortgage loan origination volume; sources of liquidity; adequacy of the reserve for indemnification losses related to loans sold in the secondary market; capital levels; the effect of future market and industry trends and conditions; the effects of future interest rate levels and fluctuations; cybersecurity risks; and inflation. These forward-looking statements are subject to significant risks and uncertainties due to factors that could have a material adverse effect on the operations and future prospects of the Corporation including, but not limited to, changes in:

●	interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds, fluctuations in interest rates following actions by the Federal Reserve and increases or volatility in mortgage interest rates
●	general business conditions, as well as conditions within the financial markets
●	general economic conditions, including unemployment levels, inflation rates, supply chain disruptions, slowdowns in economic growth and government shutdowns
●	general market conditions, including disruptions due to pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, changes in trade policy and the implementation of tariffs, geopolitical tensions, war and other military conflicts (including the conflict in the Middle East and potential associated impacts on interest rates and energy prices) or other major events, or the prospect of these events
●	average loan yields and securities yields and average costs of interest-bearing deposits and borrowings

●	financial services industry conditions, including bank failures or rumors of such failures, the soundness of other financial institutions or concerns involving liquidity, along with actions taken by governmental agencies to address such conditions, and the effects on financial institutions, including us, on, among other things, the ability to attract or retain depositors and to borrow or raise capital
●	labor market conditions, including attracting, hiring, training, motivating and retaining qualified employees
●	the legislative and regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (the CFPB) and the regulatory and enforcement activities of the CFPB
●	monetary and fiscal policies of the U.S. Government, including policies of the FDIC, U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, and the effect of these policies on interest rates and business in our markets
●	demand for financial services in the Corporation’s market areas
●	the value of securities held in the Corporation’s investment portfolios
●	the quality or composition of the loan portfolios and the value of the collateral securing those loans
●	the inventory level, demand and fluctuations in the pricing of used automobiles, including sales prices of repossessed vehicles
●	the level of automobile loan delinquencies or defaults and our ability to repossess automobiles securing delinquent automobile finance installment contracts
●	the level of net charge-offs on loans and the adequacy of our allowance for credit losses
●	the level of indemnification losses related to mortgage loans sold
●	demand for loan products
●	deposit flows
●	the strength of the Corporation’s counterparties
●	the availability of lines of credit from the FHLB and other counterparties
●	competition from both banks and non-banks, including competition in the automobile finance market
●	services provided by, or the level of the Corporation’s reliance upon, third parties for key services
●	the commercial and residential real estate markets, including changes in property values
●	the demand for residential mortgages and conditions in the secondary residential mortgage loan markets
●	the Corporation’s technology initiatives and other strategic initiatives
●	the Corporation’s branch expansion, relocation and consolidation plans
●	cyber threats, attacks or events, including emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action or increase cybersecurity threats
●	C&F Bank’s product offerings
●	accounting principles, policies and guidelines, and elections made by the Corporation thereunder.

These risks and uncertainties, and the risks discussed in more detail in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025 and other reports filed with the SEC should be considered in evaluating the forward-looking statements contained herein. Readers should not place undue reliance on any forward-looking statement. There can be no assurance that actual results will not differ materially from historical results or those expressed in or implied by such forward-looking statements, or that the beliefs, assumptions and expectations underlying such forward-looking statements will be proven to be accurate. Forward-looking statements are made as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which the statement was made, except as otherwise required by law.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Consolidated Balance Sheets	6/30/2026	12/31/2025
Assets
Cash and due from banks	$19,371	$13,622
Interest-bearing deposits in other banks	42,739	65,510
Total cash and cash equivalents	62,110	79,132
Securities—available for sale at fair value, amortized cost of $466,683 and $471,036, respectively	458,252	458,111
Loans held for sale, at fair value	44,066	40,911
Loans, net of allowance for credit losses of $39,675 and $39,677, respectively	2,073,114	2,014,899
Restricted stock, at cost	4,059	3,680
Corporate premises and equipment, net	40,329	39,200
Other real estate owned, net of valuation allowance of $0 and $215, respectively	—	1,316
Accrued interest receivable	11,769	11,726
Goodwill	25,191	25,191
Other intangible assets, net	859	909
Bank-owned life insurance	22,032	21,808
Net deferred tax asset	13,046	14,039
Other assets	55,141	57,572
Total assets	$2,809,968	$2,768,494

Liabilities
Deposits
Noninterest-bearing demand deposits	$561,160	$543,673
Savings, money market and interest-bearing demand deposits	884,584	905,683
Time deposits	919,614	896,367
Total deposits	2,365,358	2,345,723
FHLB Advances	45,000	40,000
Subordinated notes	65,510	65,493
Other borrowings	7,664	7,842
Accrued interest payable	3,948	3,745
Other liabilities	44,096	43,343
Total liabilities	2,531,576	2,506,146

Commitments and contingent liabilities

Equity
Common stock ($1.00 par value, 8,000,000 shares authorized, 3,250,307 and 3,245,972 shares issued and outstanding, respectively, includes 98,973 and 100,578 of unvested shares, respectively)	3,151	3,145
Additional paid-in capital	1,237	1,078
Retained earnings	280,884	268,696
Accumulated other comprehensive loss, net	(7,487)	(11,166)
Equity attributable to C&F Financial Corporation	277,785	261,753
Noncontrolling interest	607	595
Total equity	278,392	262,348
Total liabilities and equity	$2,809,968	$2,768,494

	For The Quarter Ended			For The Six Months Ended
Consolidated Statements of Income	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Interest income
Interest and fees on loans	$35,690	$34,715	$33,716	$70,405	$66,098
Interest on interest-bearing deposits in other banks	471	651	413	1,122	915
Interest and dividends on securities
U.S. treasury, government agencies and corporations	181	259	278	440	567
Mortgage-backed securities	2,102	1,660	1,533	3,762	2,927
Tax-exempt obligations of states and political subdivisions	1,128	1,094	953	2,222	1,864
Taxable obligations of states and political subdivisions	213	194	197	407	392
Corporate and other	566	573	317	1,139	632
Total interest income	40,351	39,146	37,407	79,497	73,395
Interest expense
Savings and interest-bearing deposits	2,240	2,263	2,006	4,503	3,811
Time deposits	7,526	7,586	7,547	15,112	15,511
FHLB advances	328	429	447	757	887
Subordinated notes	1,110	1,102	756	2,212	1,353
Other borrowings	57	57	143	114	315
Total interest expense	11,261	11,437	10,899	22,698	21,877
Net interest income	29,090	27,709	26,508	56,799	51,518
Provision for credit losses	2,650	3,600	2,100	6,250	5,100
Net interest income after provision for credit losses	26,440	24,109	24,408	50,549	46,418
Noninterest income
Gains on sales of loans	2,436	2,545	2,458	4,981	4,305
Interchange income	1,673	1,577	1,621	3,250	3,096
Service charges on deposit accounts	1,061	1,020	1,022	2,081	2,012
Investment income from other equity interests	8,332	372	127	8,704	334
Mortgage banking fee income	985	850	888	1,835	1,458
Wealth management services income, net	847	808	756	1,655	1,488
Mortgage lender services income	969	820	762	1,789	1,298
Other service charges and fees	517	504	551	1,021	1,049
Net losses on sales, maturities and calls of available for sale securities	(7,129)	—	—	(7,129)	—
Other income, net	2,085	54	1,663	2,139	2,381
Total noninterest income	11,776	8,550	9,848	20,326	17,421
Noninterest expenses
Salaries and employee benefits	16,501	14,357	14,846	30,858	28,329
Occupancy	2,402	2,215	2,099	4,617	4,292
Data processing	3,403	3,175	2,989	6,578	5,855
Professional fees	943	917	1,001	1,860	1,922
Insurance expense	440	430	416	870	907
Marketing and advertising expenses	639	547	549	1,186	1,078
Loan processing and collection expenses	918	873	745	1,791	1,428
Other	2,101	1,801	1,985	3,902	3,878
Total noninterest expenses	27,347	24,315	24,630	51,662	47,689
Income before income taxes	10,869	8,344	9,626	19,213	16,150
Income tax expense	2,243	1,550	1,859	3,793	2,988
Net income	8,626	6,794	7,767	15,420	13,162
Less net income attributable to noncontrolling interest	63	47	76	110	103
Net income attributable to C&F Financial Corporation	$8,563	$6,747	$7,691	$15,310	$13,059
Net income per share - basic and diluted	$2.63	$2.08	$2.37	$4.71	$4.03

Weighted average shares outstanding - basic and diluted	3,252,163	3,248,485	3,238,765	3,250,334	3,236,849
Dividends declared per share	$0.48	$0.48	$0.46	$0.96	$0.92

	For The Quarter Ended			For The Six Months Ended
Other Performance Data	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Net income (loss):
Community banking	$8,173	$7,110	$7,116	$15,283	$12,561
Mortgage banking	1,060	910	985	1,970	1,416
Consumer finance	538	(81)	539	457	765
Other[1]	(1,145)	(1,145)	(873)	(2,290)	(1,580)
Total	$8,626	$6,794	$7,767	$15,420	$13,162

Mortgage loan originations - mortgage banking:
Purchases	$209,255	$142,526	$197,222	$351,781	$298,862
Refinancings	24,479	37,076	16,301	61,555	28,411
Total	$233,734	$179,602	$213,523	$413,336	$327,273

Mortgage loans sold - mortgage banking	$245,729	$164,520	$196,878	$410,249	$303,309

________________________

1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.

	For the Quarter Ended
	6/30/2026		3/31/2026		6/30/2025
	Average	Yield/	Average	Yield/	Average	Yield/
Yield Analysis	Balance	Rate	Balance	Rate	Balance	Rate
Assets
Loans:
Community banking segment[1]	$1,631,487	5.61%	$1,602,769	5.57%	$1,499,272	5.59%
Mortgage banking segment	53,878	6.09	38,738	5.65	45,948	6.38
Consumer finance segment	459,447	10.55	464,541	10.67	464,193	10.49
Total loans	2,144,812	6.68	2,106,048	6.69	2,009,413	6.74
Securities - available for sale:
Taxable	346,303	3.54	344,936	3.11	342,023	2.72
Tax-exempt[1]	127,487	4.47	131,702	4.21	120,281	4.01
Total securities - available for sale	473,790	3.79	476,638	3.42	462,304	3.05
Interest-bearing deposits in other banks	61,530	3.07	79,426	3.32	48,237	3.43
Total earning assets	2,680,132	6.09	2,662,112	6.01	2,519,954	6.00
Allowance for credit losses	(40,256)		(40,516)		(41,284)
Total non-earning assets	162,193		170,659		157,307
Total assets	$2,802,069		$2,792,255		$2,635,977

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$341,300	0.65	$351,066	0.72	$312,905	0.61
Savings and money market deposit accounts	553,814	1.22	550,647	1.21	522,453	1.17
Time deposits	920,692	3.28	908,808	3.39	830,425	3.65
Total interest-bearing deposits	1,815,806	2.16	1,810,521	2.21	1,665,783	2.30
Borrowings:
FHLB advances	30,165	4.30	39,000	4.40	40,132	4.41
Subordinated notes	65,507	6.78	65,497	6.76	50,962	5.94
Other borrowings	7,784	2.94	7,827	2.95	31,988	1.79
Total borrowings	103,456	5.77	112,324	5.66	123,082	4.38
Total interest-bearing liabilities	1,919,262	2.35	1,922,845	2.41	1,788,865	2.44
Noninterest-bearing demand deposits	567,762		558,877		568,372
Other liabilities	44,379		43,770		40,917
Total liabilities	2,531,403		2,525,492		2,398,154
Equity	270,666		266,763		237,823
Total liabilities and equity	$2,802,069		$2,792,255		$2,635,977
Net interest income
Interest rate spread		3.74%		3.60%		3.56%
Interest expense to average earning assets		1.68%		1.74%		1.73%
Net interest margin		4.41%		4.27%		4.27%

________________________

1 Interest on tax-exempt loans and securities is presented on a taxable-equivalent basis using the federal corporate income tax rate of 21 percent that was applicable for all periods presented. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For the Six Months Ended
	6/30/2026		6/30/2025
	Average	Yield/	Average	Yield/
Yield Analysis	Balance	Rate	Balance	Rate
Assets
Loans:
Community banking segment[1]	$1,617,208	5.59%	$1,483,501	5.55%
Mortgage banking segment	46,350	5.91	33,527	6.44
Consumer finance segment	461,980	10.61	464,856	10.53
Total loans	2,125,538	6.69	1,981,884	6.74
Securities - available for sale:
Taxable	345,623	3.33	340,744	2.65
Tax-exempt[1]	129,583	4.34	119,661	3.94
Total securities - available for sale	475,206	3.60	460,405	2.99
Interest-bearing deposits in other banks	70,428	3.21	52,012	3.55
Total earning assets	2,671,172	6.05	2,494,301	5.98
Allowance for credit losses	(40,385)		(40,947)
Total non-earning assets	166,403		155,937
Total assets	$2,797,190		$2,609,291

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$346,156	0.68	$322,569	0.67
Savings and money market deposit accounts	552,239	1.22	505,926	1.09
Time deposits	914,782	3.33	826,211	3.79
Total interest-bearing deposits	1,813,177	2.18	1,654,706	2.35
Borrowings:
FHLB advances	34,558	4.36	40,066	4.40
Subordinated notes	65,502	6.77	48,221	5.64
Other borrowings	7,806	2.95	34,151	1.87
Total borrowings	73,308	5.72	82,372	4.18
Total interest-bearing liabilities	1,921,043	2.38	1,777,144	2.48
Noninterest-bearing demand deposits	563,344		556,923
Other liabilities	44,078		40,896
Total liabilities	2,528,465		2,374,963
Equity	268,725		234,328
Total liabilities and equity	$2,797,190		$2,609,291
Net interest income
Interest rate spread		3.67%		3.50%
Interest expense to average earning assets		1.71%		1.77%
Net interest margin		4.34%		4.21%

_______________________

1 Interest on tax-exempt loans and securities is presented on a taxable-equivalent basis using the federal corporate income tax rate of 21 percent that was applicable for all periods presented. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Asset Quality	6/30/2026	12/31/2025
Community Banking
Total loans	$1,656,192	$1,590,301
Nonaccrual loans	$1,173	$1,135
Allowance for credit losses (ACL)	$17,612	$17,418
Nonaccrual loans to total loans	0.07%	0.07%
ACL to total loans	1.06%	1.10%
ACL to nonaccrual loans	1,501.45%	1,534.63%
Annualized year-to-date net charge-offs to average loans	0.01%	0.01%

Consumer Finance
Total loans	$456,597	$464,275
Nonaccrual loans	$645	$1,022
Repossessed assets	$782	$937
ACL	$22,063	$22,259
Nonaccrual loans to total loans	0.14%	0.22%
ACL to total loans	4.83%	4.79%
ACL to nonaccrual loans	3,420.62%	2,177.98%
Annualized year-to-date net charge-offs to average loans	2.60%	2.59%

Market Ratios	6/30/2026	12/31/2025
Market value per share	$80.00	$72.59
Book value per share	$85.46	$80.64
Price to book value ratio	0.94	0.90
Tangible book value per share[1]	$77.45	$72.60
Price to tangible book value ratio[1]	1.03	1.00
Price to earnings ratio (ttm)	8.93	8.76

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	6/30/2026	12/31/2025	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	15.3%	15.2%	8.0%
Tier 1 risk-based capital ratio	12.3%	12.2%	6.0%
Common equity tier 1 capital ratio	11.3%	11.0%	4.5%
Tier 1 leverage ratio	10.3%	10.0%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.8%	14.8%	8.0%
Tier 1 risk-based capital ratio	13.5%	13.6%	6.0%
Common equity tier 1 capital ratio	13.5%	13.6%	4.5%
Tier 1 leverage ratio	11.2%	11.1%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at June 30, 2026 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2025 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended			For The Six Months Ended
	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Reconciliation of Certain Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Earnings Per Share
Net income, as reported	$8,626	$6,794	$7,767	$15,420	$13,162
Gain on sale of other equity interest[1]	(6,375)	-	-	(6,375)	-
Loss on securities portfolio restructuring[2]	5,632	-	-	5,632	-
Adjusted net income	$7,883	$6,794	$7,767	$14,677	$13,162

Weighted average shares - basic and diluted	3,252,163	3,248,485	3,238,765	3,250,334	3,236,849

Earnings per share - basic and diluted, as reported	$2.63	$2.08	$2.37	$4.71	$4.03
Gain on sale of other equity interest[1]	(1.96)	-	-	(1.96)	-
Loss on securities portfolio restructuring[2]	1.73	-	-	1.73	-
Adjusted earnings per share - basic and diluted	$2.40	$2.08	$2.37	$4.48	$4.03

Adjusted Net Income, Community Banking Segment
Net income, community banking segment, as reported	$8,173	$7,110	$7,116	$15,283	$12,561
Gain on sale of other equity interest[1]	(6,375)	-	-	(6,375)	-
Loss on securities portfolio restructuring[2]	5,632	-	-	5,632	-
Adjusted net income, community banking segment	$7,430	$7,110	$7,116	$14,540	$12,561

Adjusted Return on Average Equity (ROE)
Average total equity, as reported	$270,666	266,763	$237,823	$268,725	$234,328

Annualized ROE, as reported	12.75%	10.19%	13.06%	11.48%	11.23%
Adjusted annualized ROE	11.65%	10.19%	13.06%	10.92%	11.23%

Adjusted Return on Average Assets (ROA)
Average total assets, as reported	$2,802,069	2,792,255	$2,635,977	$2,797,190	$2,609,291

Annualized ROA, as reported	1.23%	0.97%	1.18%	1.10%	1.01%
Adjusted annualized ROA	1.13%	0.97%	1.18%	1.05%	1.01%

Return on Average Tangible Common Equity
Average total equity, as reported	$270,666	$266,763	$237,823	$268,725	$234,328
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(868)	(896)	(1,045)	(882)	(1,081)
Average noncontrolling interest	(626)	(590)	(652)	(663)	(696)
Average tangible common equity	$243,981	$240,086	$210,935	$241,989	$207,360

Net income	$8,626	$6,794	$7,767	$15,420	$13,162
Amortization of intangibles	25	25	63	50	125
Net income attributable to noncontrolling interest	(63)	(47)	(76)	(110)	(103)
Net tangible income attributable to C&F Financial Corporation	$8,588	$6,772	$7,754	$15,360	$13,184

Adjusted net income	$7,883	$6,794	$7,767	$14,677	$13,162
Amortization of intangibles	25	25	63	50	125
Net income attributable to noncontrolling interest	(63)	(47)	(76)	(110)	(103)
Adjusted net tangible income attributable to C&F Financial Corporation	$7,845	$6,772	$7,754	$14,617	$13,184

Annualized return on average equity, as reported	12.75%	10.19%	13.06%	11.48%	11.23%
Annualized return on average tangible common equity	14.08%	11.28%	14.70%	12.69%	12.72%
Adjusted annualized return on average tangible common equity	12.86%	11.28%	14.70%	12.08%	12.72%

_______________

1	Sale of other equity interest is net of related income tax expense of $1.9 million for both the second quarter and first six months of 2026.
2	Securities portfolio restructuring is net of related income tax benefit of $1.5 million for both the second quarter and first six months of 2026.

	For The Quarter Ended			For The Six Months Ended
	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Fully Taxable Equivalent Net Interest Income[1]
Interest and fees on loans	$35,690	$34,715	$33,716	$70,405	$66,098
FTE adjustment	49	47	52	94	98
FTE interest and fees on loans	$35,739	$34,762	$33,768	$70,499	$66,196

Interest and dividends on securities	$4,190	$3,780	$3,278	$7,970	$6,382
FTE adjustment	298	291	252	590	494
FTE interest and dividends on securities	$4,488	$4,071	$3,530	$8,560	$6,876

Total interest income	$40,351	$39,146	$37,407	$79,497	$73,395
FTE adjustment	347	338	304	684	592
FTE interest income	$40,698	$39,484	$37,711	$80,181	$73,987

Net interest income	$29,090	$27,709	$26,508	$56,799	$51,518
FTE adjustment	347	338	304	684	592
FTE net interest income	$29,437	$28,047	$26,812	$57,483	$52,110

________________

1	Assuming a tax rate of 21%.

	6/30/2026	12/31/2025
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$277,785	$261,753
Less goodwill	(25,191)	(25,191)
Less other intangible assets	(859)	(909)
Tangible equity attributable to C&F Financial Corporation	$251,735	$235,653

Shares outstanding	3,250,307	3,245,972

Book value per share	$85.46	$80.64
Tangible book value per share	$77.45	$72.60